Lantronix Reports First Quarter Fiscal 2012 Financial Results

Irvine, Calif., November 10, 2011 – Lantronix, Inc. (NASDAQ: LTRX), a global provider of smart connectivity solutions that enable virtually any electronic device or machine to communicate and share data with applications and business and technology professionals, today reported financial results for its first quarter of fiscal 2012, ended September 30, 2011.

Financial Highlights

▪	Net revenue of $11.2 million.
▪	GAAP net loss of $1.4 million, or ($0.14) per share.
▪	Non-GAAP net loss of $697,000, or ($0.07) per share.
▪	Cash and cash equivalents of $4.0 million at September 30, 2011.

“Shortly after joining the company, I told investors in September that we would focus our near-term efforts on improving gross margins, reducing inventory, recruiting key sales and marketing executives, and ultimately focus on building a product development machine,” said Kurt Busch, Lantronix President and CEO.

“While the results of last quarter were disappointing, I am pleased to report that in less than three months, we have made progress in each of the above areas. We saw some sequential improvement in our gross margin from the June quarter, which was 46.1%. At the same time, we completed the recruitment of key sales and marketing leadership and have taken actions to enhance the speed with which we launch new products.”

Busch continued, “In addition, we have put in place a cost restructuring plan and process improvements that are designed to bring our operational expenses more in line with revenues and improve gross margins and inventory levels over the next several quarters. While we expect to achieve annualized cash savings of approximately $2 million in our operational expenses, our long-term objective is to grow revenues and reinvest in expanding our engineering and product development capabilities.”

Financial Results for the First Quarter Ended September 30, 2011

Net revenue was $11.2 million first quarter of fiscal 2012, compared to $12.2 million for the first quarter of fiscal 2011. The decrease was in part due to a reduction in net revenue in the Americas region as a result of general economic conditions.  In addition, in the Americas region, the Company had a $275,000 royalty sale in the year ago fiscal quarter that did not repeat in the current fiscal quarter.

Gross profit margin was 47.4% first quarter of fiscal 2012, compared to 51.1% for the first quarter of fiscal 2011. The decrease in gross profit margin was in part due to lower selling prices and a reduction in royalty sales that had no associated cost of sales.

GAAP operating expenses were $6.7 million, compared to $6.9 million for the first quarter of fiscal 2011.

•
Selling, general and administrative expenses were $5.0 million, a decrease of $89,000, compared to $5.1 million for the first quarter of fiscal 2011. Included in the current quarter were approximately $108,000 of costs associated with the special investigation and $153,000 of consulting expenses associated with separation agreements for two former named executive officers.

•	Research and development expenses were $1.7 million, compared to $1.8 million for the first quarter of fiscal 2011.

Non-GAAP operating expenses were $6.1 million, unchanged compared to the first quarter of fiscal 2011.

GAAP net loss was $1.4 million, or ($0.14) per share, compared to GAAP net loss of $678,000, or ($0.07) per share, for the first quarter of fiscal 2011.

Non-GAAP net loss was $697,000, or ($0.07) per share, compared to non-GAAP net income of $228,000, or $0.02 per share, for the first quarter of fiscal 2011.

On November 7, 2011, the Company commenced the implementation of a restructuring plan, consisting of a reduction in headcount. The restructuring is designed to reduce operating expenses and bring them more in line with revenue levels in order to improve future results of operations. The Company’s revenue has declined over the past two quarters due in part to the effects of the economic recession. The workforce reduction, which affected all functional groups, represented approximately 11% of the Company’s total workforce. This measure is expected to reduce annualized cash expenses by approximately $2.0 million. The Company expects to incur an estimated restructuring charge of approximately $300,000 for employee severance and related costs. Substantially all of this amount will consist of severance payments in the second quarter of fiscal 2012, which ends December 31, 2011.

Balance Sheet Summary

Cash and cash equivalents were $4.0 million as of September 30, 2011, compared to $5.8 million as of June 30, 2011.

Total receivables, which include accounts receivable, net, and contract manufacturers’ receivable, were $2.4 million as of September 30, 2011, compared to $3.5 million as of June 30, 2011.

Net inventory was $9.3 million as of September 30, 2011, compared to $9.2 million as of June 30, 2011.

Accounts payable were $6.9 million as of September 30, 2011, compared to $8.4 million as of June 30, 2011.

Working capital was $3.6 million as of September 30, 2011, compared to $5.2 million as of June 30, 2011.

Discussion of Non-GAAP Financial Measures

Lantronix believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP operating expenses consist of operating expenses excluding share-based compensation and related payroll taxes, depreciation and amortization, costs associated with the investigation, and the former CEO and CFO separation agreements.

Non-GAAP net income (loss) consists of net income (loss) excluding (i) non-GAAP adjustments to operating expenses, (ii) interest income (expense), (iii) other income (expense), and (iv) income tax provision (benefit).

Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP weighted-average shares outstanding (diluted). For purposes of calculating non-GAAP net income (loss) per share, the calculation of GAAP weighted-average shares outstanding (diluted) is adjusted to exclude share-based compensation, which for GAAP purposes is treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

Conference Call and Webcast

Lantronix will host a conference call and webcast today at 2:00 p.m. Pacific Time (5:00 p.m. ET) to discuss its first quarter fiscal 2012 financial results. Those wishing to participate in the live call should dial 866-356-3095 (international dial-in 617-597-5391) using the passcode 84116576.  A telephone replay of the call will be available through November 17, 2011 by dialing (888) 286-8010 (international dial-in 617-801-6888) and entering passcode 99413299.

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify access and communication with and between virtually any electronic device. Our smart connectivity solutions enable sharing data between devices and applications to empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely and securely connect electronic equipment via networks and the Internet. Founded in 1989, Lantronix serves some of the largest medical, security, industrial and building automation, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

The Lantronix blog, http://www.lantronix.com/blog, features industry discussion and updates. To follow Lantronix on Twitter, visit http://www.twitter.com/Lantronix.

Forward-Looking Statements

This news release contains forward-looking statements, including statements concerning our future business plans. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results to vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to our target markets, including products in our device networking business and the timing and success of new product introductions; our ability to implement the planned cost reduction program; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, December 31, 2010 and September 30, 2010 and our Annual Report on Form 10-K for the year ended June 30, 2011. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:

Lantronix, Inc.
Jeremy Whitaker
Chief Financial Officer
(949) 453-3990

LANTRONIX, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)

	September 30,	June 30,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$4,035	$5,836
Accounts receivable, net	2,056	2,908
Contract manufacturers' receivable	322	636
Inventories, net	9,285	9,160
Prepaid expenses and other current assets	470	605
Deferred tax assets	569	569
Total current assets	16,737	19,714

Property and equipment, net	1,826	1,761
Goodwill	9,488	9,488
Purchased intangible assets, net	36	54
Other assets	110	175
Total assets	$28,197	$31,192

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,869	$8,358
Accrued payroll and related expenses	2,328	2,000
Warranty reserve	259	268
Short-term debt	667	667
Other current liabilities	3,012	3,199
Total current liabilities	13,135	14,492
Non-current liabilities:
Long-term liabilities	365	550
Long-term capital lease obligations	73	45
Long-term debt	667	833
Deferred tax liabilities	569	569
Total non-current liabilities	1,674	1,997
Total liabilities	14,809	16,489

Commitments and contingencies

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	192,909	192,780
Accumulated deficit	(179,921)	(178,477)
Accumulated other comprehensive income	399	399
Total stockholders' equity	13,388	14,703
Total liabilities and stockholders' equity	$28,197	$31,192

LANTRONIX, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2011	2010
Net revenue (1)	$11,184	$12,192
Cost of revenue	5,882	5,965
Gross profit	5,302	6,227
Operating expenses:
Selling, general and administrative	4,964	5,053
Research and development	1,695	1,823
Amortization of purchased intangible assets	18	18
Total operating expenses	6,677	6,894
Loss from operations	(1,375)	(667)
Interest expense, net	(27)	(22)
Other income (expense), net	(29)	29
Loss before income taxes	(1,431)	(660)
Provision for income taxes	13	18
Net loss	$(1,444)	$(678)

Net loss per share (basic and diluted)	$(0.14)	$(0.07)

Weighted-average shares (basic and diluted)	10,560	10,348

Net revenue from related parties	$237	$241

LANTRONIX, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2011	2010

GAAP net loss	$(1,444)	$(678)
Non-GAAP adjustments:
Cost of revenues:
Share-based compensation	13	25
Employer portion of withholding taxes on stock grants	-	2
Depreciation and amortization	95	85
Total adjustments to cost of revenues	108	112
Selling, general and adminstrative:
Costs associated with the investigation	108	-
Consulting fees for former executives	153	-
Share-based compensation	81	408
Employer portion of withholding taxes on stock grants	2	12
Depreciation and amortization	130	165
Total adjustments to selling, general and administrative	474	585
Research and development:
Share-based compensation	66	150
Employer portion of withholding taxes on stock grants	3	18
Depreciation and amortization	9	12
Total adjustments to research and development	78	180
Amortization of purchased intangible assets	18	18
Total non-GAAP adjustments to operating expenses	570	783
Interest expense, net	27	22
Other income (expense), net	29	(29)
Provision for income taxes	13	18
Total non-GAAP adjustments	747	906
Non-GAAP net income (loss)	$(697)	$228

Non-GAAP net income per share (diluted)	$(0.07)	$0.02

Denominator for GAAP net income per share (diluted)	10,560	10,348
Non-GAAP adjustment	-	542
Denominator for non-GAAP net income per share (diluted)	10,560	10,890

GAAP operating expenses	$6,677	$6,894
Non-GAAP adjustments to operating expenses	(570)	(783)
Non-GAAP operating expenses	$6,107	$6,111

LANTRONIX, INC.
Unaudited Net Revenues by Product Line
(In thousands, except percentages)

	Three Months Ended September 30,
		% of Net		% of Net	Change
	2011	Revenue	2010	Revenue	$	%

Device enablement	$8,763	78.4%	$9,883	81.1%	$(1,120)	(11.3%	)
Device management	2,215	19.8%	2,158	17.7%	57	2.6%
Device networking	10,978	98.2%	12,041	98.8%	(1,063)	(8.8%	)
Non-core	206	1.8%	151	1.2%	55	36.4%
Net revenue	$11,184	100.0%	$12,192	100.0%	$(1,008)	(8.3%	)